EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1996-15

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                       dated March 21, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                             October 28, 1996
Cherry Hill, NJ 08002



           Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1996-15 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1996-15 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1996-15 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 1996 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $250,919,954 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $237,500,000 or greater than $262,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.


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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued
      with the following Class designations, interest rates and
      principal balances, subject in the aggregate to the
      variance referred to in Section 1(a):
                                               Class
                                              Purchase
Class          Principal       Interest        Price
                Balance          Rate        Percentage

Class A1      $ 5,129,581.00     7.50%         98.7734%
Class A2      43,670,000.00      7.55          98.7734
Class A3      22,972,900.00      7.75          98.7734
Class A4      60,042,705.00      7.00          98.7734
Class A5      23,668,815.00      7.75          98.7734
Class A6      26,020,697.00       (1)          98.7734
Class A7           (2)            (1)          98.7734
Class A8      1,397,746.00       7.75          98.7734
Class A9      9,852,811.00       7.75          98.7734
Class A10     4,645,190.00       7.75          98.7734
Class A11     2,266,146.00       7.75          98.7734
Class A12      7,000,000.00      7.75          98.7734
Class A13     30,021,352.00       (1)          98.7734
Class A14          (2)            (1)          98.7734
Class M       4,391,099.00       7.75          97.9100
Class B1        3,136,499.00     7.75          96.5000
Class B2        3,136,499.00     7.75          93.8400
Class R             100.00       7.75          98.7734
Class RL            100.00       7.75          98.7734
Class PO        431,213.00       0.00          57.2500


      (1)  Interest will accrue on the Class A6, Class A7, Class
           A13 and Class A14 Certificates at the respective rates described in the Prospectus.

      (2) The Class A7 Certificates shall be issued with an initial notional principal balance of $26,020,697, and the Class A14 Certificates shall be issued with an initial notional principal balance of $30,021,352.

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from


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and including the Cut-off Date up to, but not including, October
30, 1996 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class A7, Class A14, Class PO, Class M, Class B1 and Class B2 Certificates, shall have received Required Ratings of at least "AAA" from Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class PO, Class A7 and Class A14 Certificates shall have received Required Ratings of at least "AAA" from Fitch and "AAAr" from S&P. The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA", "A" and "BBB", respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.






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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                        Very truly yours,

                               DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION




                               By:
                              Name:
                              Title:


The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:
   Name:
   Title:




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